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                               NOVATION AGREEMENT

This Novation Agreement (hereinafter "the Agreement") effective as of January 1, 2010 (hereinafter "the Effective Date"), by and among Lincoln National Reinsurance Company (Barbados) Limited, of Barbados (hereinafter "Assignor"), an insurance company organized and existing under the laws of Barbados; Lincoln Life & Annuity Company of New York, of Syracuse, New York (hereinafter "Company"), an insurance company organized and existing under the laws of New York; and The Lincoln National Life Insurance Company of Fort Wayne, Indiana (hereinafter "Assignee"), an insurance company organized and existing under the laws of Indiana.

                                    RECITALS

Assignor entered into a reinsurance agreement with the Company effective December 31, 2007 and as amended effective January 1,2010 (immediately prior to the execution of this Novation Agreement), pursuant to which Assignor reinsured certain policies issued by the Company (hereinafter referred to as the "Reinsurance Agreement").

The Assignor, Company, and Assignee (collectively referred to as the "Parties"), desire to have the Assignee assume the position as reinsurer under the terms and conditions of the Reinsurance Agreement so that all of the Assignor's rights, duties, and obligations under the Reinsurance Agreement will be and become the rights, duties, and obligations of Assignee from and after the effective date of this Agreement.

Assignee is willing to assume Assignor's position as reinsurer under the Reinsurance Agreement and the Company is willing to have the Assignee assume Assignor's position in that regard.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual promises contained herein, the Parties agree to the following:

                                   ASSIGNMENT

     1. Assignor hereby assigns, transfers and conveys to Assignee, as of the Effective Date, all of its rights, title, interest, privileges, duties and obligations, in and to the Reinsurance Agreement.

     2. Assignee hereby accepts the assignment from Assignor and assumes, as of the Effective Date, all of Assignor's rights, title, interest, privileges, duties and obligations, in and to the Reinsurance Agreement.

     3. Company hereby consents to the assignment of the Reinsurance Agreement to Assignee and shall treat Assignee as the reinsurer thereunder in place of Assignor, in accordance with the terms and conditions of the Reinsurance Agreement, as of the Effective Date of this Agreement.


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     4.   Assignee hereby agrees to administer the Reinsurance Agreement in a manner consistent with that done previously by Assignor.

                                  CONSIDERATION

     1. Assignee agrees to pay, and shall pay, to Company, any and all amounts it is required to pay under the Reinsurance Agreement, for periods commencing on and after the Effective Date, and Company assumes and agrees to pay to Assignee any and all amounts for periods commencing on and after the Effective Date.

     2. Effective for periods commencing after the Effective Date, Assignor hereby relinquishes any and all claims to payment with reference to this Agreement and the Reinsurance Agreement and acknowledges and agrees that nothing shall be due and payable to Assignor under this Agreement and the Reinsurance Agreement, except as provided in paragraph 3 below.

     3. The Parties agree that any net payment due the Assignee from the Assignor shall be an amount of cash (or cash equivalent) equal to the Treaty Reserves as more fully described in the Reinsurance Agreement, less an adjustment reflecting the anticipated future profitability on the business being assigned.

                                  MISCELLANEOUS

     1. This Agreement represents the entire agreement among the Parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous oral or written agreements relating thereto. This Agreement shall form an integral part of the Reinsurance Agreement, all terms which shall remain the same except as amended herein pursuant to this Agreement.

     2. This Agreement may be executed in counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

     3. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of laws that are not mandatorily applicable by law and would permit or require the application of the laws of another jurisdiction.

     4. This Agreement shall be effective January 1,2010 and the provisions of this Agreement shall be subject to all terms and conditions of the Reinsurance Agreement which do not conflict with the terms hereof.


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IN WITNESS WHEREOF, Assignor, Company and Assignee have, by their respective duly authorized officers, executed this Agreement in triplicate on the dates shown below.

LINCOLN NATIONAL REINSURANCE COMPANY (BARBADOS) LIMITED
(Assignor)


By:    /s/ Keith J. Ryan                  Attest: /s/ [Illegible]
       --------------------------------           ------------------------------
Title: VP                                 Title:  AVP
Date:  2-4-2010                           Date:   2-4-2010


LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
(Company)


By:    /s/ Thomas L. Spurling             Attest: /s/ Keith J. Ryan
       --------------------------------           ------------------------------
Title: AVP                                Title:  VP
Date:  2-4-2010                           Date:   2-4-2010


THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
(Assignee)


By:    /s/ Craig E. Hanford               Attest: Thomas L. Spurling
       --------------------------------           ------------------------------
Title: Assistant Vice President           Title:  AVP
Date:  2-4-2010                           Date:   2-4-2010


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